As filed with the Securities and Exchange Commission on February 28, 2013

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INTERVAL LEISURE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-2590997 (I.R.S. Employer Identification No.)

6262 Sunset Drive
Miami, FL 33143
(305) 666-1861
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Victoria J. Kincke
General Counsel
Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
(305) 666-1861
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Suzanne Hanselman
Baker & Hostetler LLP
3200 National City Center

1900 East 9th Street

Cleveland, OH 44114
(216) 621-0200

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value of $0.01 per share	4,113,653	$20.65	$84,946,934	$11,590	(2)

(1)          This registration statement relates to shares of common stock, par value $0.01 per share, of Interval Leisure Group, Inc. (the “Registrant”), to be delivered upon (i) exercise or vesting of awards under the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan (the “Incentive Plan”), as amended and restated, including awards originally issued by IAC/InterActiveCorp (“IAC”) that were converted to awards under the Plan in connection with the spin-off of the Registrant from IAC and (ii) issuance of shares pursuant to the Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors.  These are all unissued shares that were previously registered under the registrant’s Registration Statement on Form S-3 (Registration No. 333-152699) filed on January 20, 2010. Upon effectiveness of this registration statement, that prior Registration Statement No. 333-152699 is hereby replaced. To the extent additional shares of common stock may be issued or become issuable as a result of a stock split, stock dividend, or other distribution involving the common stock while this registration statement is in effect, this registration statement hereby is deemed to cover all such additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act, based upon average of the high and low prices reported on NASDAQ on February 25, 2013.

PROSPECTUS

INTERVAL LEISURE GROUP, INC.

4,113,653 shares of Common Stock, par value $0.01 per share

This prospectus covers shares of common stock issued by Interval Leisure Group, Inc., or ILG, upon the exercise or vesting of awards that have been or will be granted pursuant to ILG’s 2008 Stock and Annual Incentive Plan, as amended, and issuance of shares under ILG’s Deferred Compensation Plan for Non-Employee Directors.  Many of the awards outstanding as of the date hereof were adjusted from awards originally issued by IAC/InterActiveCorp, or IAC, in connection with the spin-off from IAC of ILG, HSN, Inc., Ticketmaster Entertainment, Inc. and Tree.com, Inc. (each, a “Spinco” and collectively, the “Spincos”).  The spin-offs were effective following the close of the market on August 20, 2008.

Our common stock is listed on The NASDAQ Stock Market under the symbol “IILG.” On February 25, 2013, the last sale price of our common stock as reported on The NASDAQ Stock Market was $20.42 per share.

We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive proceeds on exercise of outstanding options for shares of common stock covered by this prospectus if the options are exercised for cash.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2013.

You should rely only on the information contained in, and incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, and incorporated by reference into, this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus, the public filings or other public statements of ILG are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of ILG to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. Forward-looking statements include the information regarding future financial performance, business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters.

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•                Adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries;

•                adverse changes to, or interruptions in, relationships with third parties;

•                lack of available financing for, or insolvency of, developers;

•                consolidation of developers;

•                decreased demand from prospective purchasers of vacation interests;

•                travel related health concerns;

•                changes in our senior management;

•                future regulatory and legislative actions and conditions affecting our business;

•                our ability to successfully manage and integrate acquisitions;

•                impairment of assets;

•                our ability to compete effectively and successfully add new products and services;

•                restrictive covenants in our debt instruments;

•                adverse events or trends in key vacation destinations;

•                business interruptions in connection with our technology systems;

•                ability of managed homeowners associations to collect sufficient maintenance fees;

•                third parties not repaying advances or extensions of credit; and

•                our ability to expand successfully in international markets and manage risks specific to international operations.

Certain of these factors and other factors, risks and uncertainties are referred to in the “Risk Factors” section of this prospectus. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.

You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” in this prospectus and in other filings that we make with the Securities and Exchange Commission, or SEC, in connection with considering any forward-looking statements that may be made by us generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

PROSPECTUS SUMMARY

This summary highlights selected information from elsewhere in this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read carefully the entire prospectus, including “Risk Factors” and our financial statements and the notes thereto included in our filings with the Securities and Exchange Commission incorporated into this prospectus by reference.

Except as otherwise indicated or unless the context otherwise requires, “ILG,” the “Company,” “we,” “our” or “us” refers to Interval Leisure Group, Inc. and, unless the context otherwise requires, our subsidiaries.

Business of ILG

Interval Leisure Group, Inc., or ILG, is a leading global provider of membership and leisure services to the vacation industry. ILG consists of two operating segments. Membership and Exchange, our principal business segment, offers travel and leisure related products and services to owners of vacation interests and others primarily through various membership programs, as well as related services to resort developer clients. Management and Rental, our other business segment, provides hotel, condominium resort, timeshare resort and homeowners association management, and rental services to both vacation property owners and vacationers.

Company Information

ILG was incorporated under the laws of the State of Delaware in May 2008. Our principal offices are located at 6262 Sunset Drive, Miami, FL 33143. Our main telephone number is 305-666-1861. Our website address is www.iilg.com.  Information contained on our website is not deemed part of this prospectus.

RISK FACTORS

Investing in our common stock involves significant risks. Before you invest in our common stock, in addition to the other information contained in this prospectus, you should carefully consider the risks and uncertainties identified in our reports to the SEC incorporated by reference into this prospectus, including under the heading “Risk Factors” in our annual reports on Form 10-K and quarterly reports on Form 10-Q. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Amended and Restated Certificate of Incorporation or by-laws, as amended. The summary is qualified by reference to these documents, which you must read for complete information on our capital stock. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are included as exhibits to the registration statement on Form S-3, of which this prospectus is a part.

Distributions of Securities

In the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.

Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and the preferred stock described below.

Shares Outstanding.  As of February 21, 2013 we had issued and outstanding approximately 56.9 million shares of common stock, par value $0.01 per share.

Dividends.  Subject to prior dividend rights of the holders of any preferred shares, holders of our shares of common stock are entitled to receive dividends when, as and if declared by its board of directors out of funds legally available for that purpose.

Voting Rights.  Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

Other Rights.  In the event of any liquidation, dissolution or winding up of ILG after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

Fully Paid.  The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

ILG is authorized to issue up to 25,000,000 shares of preferred stock, par value $.01 per share. To date, our Board of Directors has designated 100,000 of the shares of authorized preferred stock as Series A Junior Participating Preferred Stock in connection with our shareholder rights plan, which is described in greater detail under “Rights Plan.” As of February 27, 2013, no shares of our preferred stock are outstanding.

Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of ILG through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. Other than the shareholder rights plan, there are no current agreements or understandings with respect to the issuance of preferred stock and the board of directors does not have a present intention to issue any shares of preferred stock.

Rights Plan

Holders of our common stock own one right to purchase Series A Junior Participating Preferred Stock for each outstanding share of common stock. These rights are issued pursuant to a stockholder rights plan established pursuant to a Rights Agreement, dated as of June 10, 2009, between us and the Bank of New York Mellon, as Rights Agent. Upon the occurrence of certain events, each right would entitle the holder to purchase from us one one-thousandth of a share of Series B Junior Participating Preferred Stock at an exercise price of $50.00 per one-thousandth of a share, subject to adjustment. The rights are exercisable in certain circumstances if a person or group acquires 15% or more of our common stock or if the holder of 15% or more of our common stock engages in certain transactions with us. In that case, each right would be exercisable by each holder, other than the acquiring person, to purchase shares of our common stock at a substantial discount from the market price. In addition, if, after the date that a person has become the holder of 15% or more of our common stock, any person or group merges with us or engages in certain other transactions with us, each right entitles the holder, other than the acquirer, to purchase common stock of the surviving corporation at a substantial discount from the market price. The rights are subject to redemption by us in certain circumstances. These rights have no voting or dividend rights and, until exercisable, cannot trade separately from our common stock and have no dilutive effect on our earnings. The rights plan provides certain exceptions for Liberty Interactive Corp. in accordance with an agreement entered into with us in connection with our spin-off from IAC/InterActiveCorp. Our rights plan expires on June 10, 2019.

Restrictions on Payment of Dividends

ILG is incorporated in Delaware and is governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Section 203 of the Delaware General Corporation Law

Section 203 (“Section 203”) of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” Generally, an “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation’s certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

In accordance with Section 203, the restrictions on certain business combinations in Section 203 do not apply in respect of ILG.

Anti-takeover Effects of the Certificate of Incorporation and By-laws of ILG and Delaware Law

Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and certain provisions of Delaware law could make the following more difficult:

•                acquisition of ILG by means of a tender offer;

•                acquisition of ILG by means of a proxy contest or otherwise; or

•                removal of incumbent officers and directors of ILG.

Size of Board and Vacancies

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the number of directors on our board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.

Elimination of Stockholder Action by Written Consent

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, stockholders are not entitled to call special meetings of stockholders; only a majority of our board of directors or specified individuals may call such meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Amended and Restated By-laws. To be timely, the notice must be received at our principal executive office not later than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date on which we first mailed its proxy materials for the preceding year’s annual meeting of stockholders, the stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Undesignated Preferred Stock

The authorization in our Amended and Restated Certificate of Incorporation with respect to the issuance of undesignated preferred stock makes it possible for the our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ILG. The provision in our Amended and Restated Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of ILG’s management.

NASDAQ Listing

Shares of our common stock are listed on The NASDAQ Stock Market under the ticker symbol “IILG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. Their address is PO Box 43006
Providence, RI 02940-3006.

Resale of ILG Common Stock

As security holders, you are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our securities by you. In addition, if you are deemed an “affiliate” of ILG (as defined in Rule 405 of the Securities Act), the securities offered hereby may be deemed “restricted securities” (as defined in Rule 144 under the Securities Act) notwithstanding their registration under the registration statement on Form S-3, of which this prospectus is a part. As a result you will not be able to sell the securities offered hereby absent an effective registration statement covering such sales or an available exemption from registration under the Securities Act.

DESCRIPTION OF THE PLANS

2008 Stock and Annual Incentive Plan

Introduction

ILG has adopted the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan, as amended and restated. The purpose of the plan is to assist ILG in attracting, retaining and motivating officers and employees, and to provide ILG with the ability to provide incentives more directly linked to the profitability of our businesses and increases in stockholder value. In addition, the plan provides for the assumption of awards pursuant to the adjustment of certain awards granted prior to the spin-off under the plans of IAC and its subsidiaries.

Description

The Stock and Annual Incentive Plan contains important features that are summarized below.

Administration

The Stock and Annual Incentive Plan is administered by the Compensation and Human Resources Committee or such other committee of the Board as the ILG Board of Directors may from time to time designate (the “Committee”). Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of ILG common stock to be covered by each award, and to determine the terms and conditions of any such awards.

Eligibility

In addition to individuals who hold outstanding adjusted awards, persons who serve or agree to serve as officers, employees, non-employee directors or consultants of ILG and its subsidiaries and affiliates are eligible to be granted awards under the Stock and Annual Incentive Plan (other than adjusted awards that are assumed in connection with the spin-offs).

Shares Subject to the Plan

The Stock and Annual Incentive Plan authorizes the issuance of up to 5,000,000 shares of ILG common stock pursuant to new awards under the plan, plus shares to be granted pursuant to the assumption of outstanding adjusted awards. No single participant may be granted awards covering in excess of 3,333,333 shares of ILG common stock over the life of the Stock and Annual Incentive Plan.

The shares of ILG common stock subject to grant under the Stock and Annual Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the ILG Board. Other than adjusted awards, to the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of ILG common stock subject to such awards not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of ILG common stock (by either actual delivery or by attestation), only the number of shares of ILG common stock issued net of the shares of ILG common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of ILG common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of ILG common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

In the event of certain extraordinary corporate transactions, the Committee or the ILG Board will be able to make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards; and (4) the exercise price of outstanding options and stock appreciation rights.

As indicated above, several types of stock grants can be made under the Stock and Annual Incentive Plan. A summary of these grants is set forth below. The Stock and Annual Incentive Plan governs options and restricted stock units that converted from IAC options and IAC restricted stock units in connection with the spin-offs, as well as other award grants made following the spin-offs pursuant to such plans. Notwithstanding the foregoing, the terms that governed IAC options and IAC restricted stock units that converted into options and restricted stock units of ILG in connection with the spin-offs continue to govern such options and restricted stock units to the extent inconsistent with the terms described below.

Stock Options and Stock Appreciation Rights

Stock options granted under the Stock and Annual Incentive Plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in ILG common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights will be as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder’s death, disability or retirement, and 90 days after the award holder’s termination for any other reason. Vested options and stock appreciation rights will also terminate upon the optionee’s termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant’s family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock

Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4) of the Internal Revenue Code of 1986, as amended, (i) such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital and/or stock price, with respect to ILG or any subsidiary, division or department of ILG. Such performance goals also may be based upon the attaining of specified levels of ILG, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as “Performance Goals.” The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by ILG. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

Restricted Stock Units

The Committee may grant restricted stock units payable in cash or shares of ILG common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Committee. The terms and conditions of restricted stock unit awards (including any Performance Goals) need not be the same with respect to each participant.

Other Stock-Based Awards

Other awards of ILG common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, ILG common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the plan.

Bonus Awards

Bonus awards granted to eligible employees of ILG and its subsidiaries and affiliates under the Stock and Annual Incentive Plan will be based upon the attainment of the Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro rated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of ILG, in ILG common stock, in one or more installments as soon as practicable following the Committee’s certification of the applicable Performance Goals. The Committee may reduce or eliminate a participant’s bonus award in any year notwithstanding the achievement of Performance Goals.

Change in Control

In the event of a Change of Control (as defined in the Stock and Annual Incentive Plan), the Committee will have the discretion to determine the treatment of awards granted under the Stock and Annual Incentive Plan, including providing for the acceleration of such awards upon the occurrence of the Change of Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change of Control.

Amendment and Discontinuance

The Stock and Annual Incentive Plan may be amended, altered or discontinued by the ILG Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee’s or recipient’s consent. Amendments to the Stock and Annual Incentive Plan will require stockholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

Nonqualified Options.  Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and IAC will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash paid under an SAR (the “spread”) will constitute compensation taxable to the optionee as ordinary income. ILG, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee, subject to the limitations of Code Section 162(m).

ISOs.  An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the “ISO Holding Period”), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. ILG is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

Deferred Compensation Plan for Non-Employee Directors

Under ILG’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors are able to defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of ILG common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on ILG common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the ILG board of directors, he or she will receive (i) with respect to share units, such number of shares of ILG common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.  We have reserved up to 100,000 shares for issuance under this plan, of which 35,955 share units were outstanding as of December 31, 2012.

PLAN OF DISTRIBUTION

Shares offered hereby will be issued upon exercise or vesting of awards issued pursuant to ILG’s 2008 Stock and Annual Incentive Plan, as amended and restated,  and under ILG’s Deferred Compensation Plan for Non-Employee Directors, as amended.  These plans are described above.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of our common stock upon vesting of restricted stock units under the 2008 Stock and Annual Incentive Plan or from the issuance of any shares under the Deferred Compensation Plan for Non-Employee Directors. Any proceeds received by us from the exercise of the stock options covered by the Stock and Annual Incentive Plan will be used for general corporate purposes.

LEGAL MATTERS

The validity of the shares of our common stock issuable under ILG’s 2008 Stock and Annual Incentive Plan, as amended, and ILG’s Deferred Compensation Plan for Non-Employee Directors, as amended, will be passed upon by the General Counsel of ILG.

EXPERTS

The consolidated financial statements of ILG included in ILG’s Annual Report on Form 10-K for the year ended December 31, 2012 (including schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits thereto. You should refer to the registration statement, including its amendments, supplements, exhibits and schedules, for further information about us and our common stock. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these documents publicly available free of charge on our website, www.iilg.com, as soon as reasonably practicable after filing such documents with the SEC. The registration statement and our other filings with the SEC are also available to the public over the Internet on the SEC’s website at www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus.

•                  Our Annual Report on Form 10-K for the year ended December 31, 2012;

•                  The description of our Rights Agreement contained in our registration statement on Form 8-A filed with the SEC on June 11, 2009, including any amendments or reports filed for the purpose of updating such description;

•                  The description of our common stock contained in our registration statement on Form 8-A (File No. 001-34062) filed with the SEC, including any amendments or reports filed for the purpose of updating such description; and

•                  All filings we make with the SEC pursuant to the Exchange Act after the date of the initial registration statement, of which this prospectus is a part, including those prior to the effectiveness of the registration statement.

Our filings with the SEC are also available on our website www.iilg.com.  However, we are not incorporating the information on our website other than the filings described above into this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attn: Victoria J. Kincke, General Counsel
Telephone: (305) 666-1861

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution

The following is a statement of the expenses (all of which are estimated other than the SEC registration fee) to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement:

Item	Amount*
SEC Registration Fee	$11,590
Printing Fees and Expenses	500
Nasdaq Listing Fees	—
Legal Fees and Expenses	2,000
Accounting Fees and Expenses	1,500
Miscellaneous	—
Total	$15,590

*                 All fees are estimates except SEC registration fee and Nasdaq listing fee. The Nasdaq listing fee was previously paid under the prior Registration Statement that covered these shares.

Item 15.  Indemnification Of Directors And Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Amended and Restated Certificate of Incorporation provides that no director shall be liable to ILG or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•                  any breach of the director’s duty of loyalty to ILG or its stockholders;

•                  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•                  any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of ILG, or by reason of the fact such person, or a person of whom he or she is the legal representative is or was serving, at ILG’s request, as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by ILG. To the extent authorized by the DGCL, ILG will indemnify such persons against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Any amendment of these provisions will not reduce the indemnification obligations of ILG relating to actions taken before such amendment.

ILG has obtained policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of ILG, may also pay amounts for which ILG has granted indemnification to the directors or officers.

Item 16.  Exhibits and Financial Statement Schedules

(a)                                 See Exhibit Index.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

(7)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on February 26, 2013.

INTERVAL LEISURE GROUP, INC.

By:	/s/ Craig M. Nash
Craig M. Nash
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

The person whose signature appears below constitutes and appoints Craig M. Nash, Jeanette E. Marbert and William L. Harvey and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig M. Nash
Craig M. Nash	Chairman, President and Chief Executive	February 26, 2013
Officer (Principal executive officer) and Director

/s/ William L. Harvey
William L. Harvey	Chief Financial Officer (Principal financial officer)	February 26, 2013

/s/ John A. Galea
John A. Galea	Chief Accounting Officer (Principal accounting officer)	February 26, 2013

/s/ David Flowers
David Flowers	Director	February 26, 2013

/s/ Victoria L. Freed
Victoria L. Freed	Director	February 26, 2013

/s/ Gary S. Howard
Gary S. Howard	Director	February 26, 2013

/s/ Lewis J. Korman
Lewis J. Korman	Director	February 26, 2013

/s/ Thomas J. Kuhn
Thomas J. Kuhn	Director	February 26, 2013

/s/ Thomas J. McInerney
Thomas J. McInerney	Director	February 26, 2013

/s/ Thomas P. Murphy, Jr.
Thomas P. Murphy, Jr.	Director	February 26, 2013

/s/ Avy H. Stein
Avy H. Stein	Director	February 26, 2013

INDEX TO EXHIBITS

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of Interval Leisure Group, Inc.(1)

3.2	Third Amended and Restated By-laws of Interval Leisure Group, Inc.(11)

3.3	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock(8)

4.1

Rights Agreement dated as of June 10, 2009, between Interval Leisure Group, Inc. and the Bank of New York Mellon, as Rights Agent, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C(6)

5.1*	Opinion of the General Counsel of Interval Leisure Group, Inc. regarding the legality of the securities being issued

10.1	Tax Sharing Agreement among HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, Tree.com, Inc. and IAC/InterActiveCorp(1)

10.3	Employee Matters Agreement among HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, Tree.com, Inc. and IAC/InterActiveCorp(1)

10.4

Spinco Agreement, dated as of May 13, 2008, between IAC/InterActiveCorp, Liberty Media Corporation, LMC Silver King, Inc., Liberty HSN II, Inc., LMC USA VIII, Inc., LMC USA IX, Inc., LMC USA XI, Inc., LMC USA XII, Inc., LMC USA XIII, Inc., LMC USA XIV, Inc., LMC USA XV, Inc., Liberty Tweety, Inc., BDTV Inc., BDTV II Inc., BDTV III Inc., BDTV IV Inc. and Barry Diller(3)

10.5	Employment Agreement between Interval Leisure Group, Inc. and Craig M. Nash, dated as of July 31, 2008†(2)

10.6	Employment Agreement between Interval Leisure Group, Inc. and Jeanette E. Marbert, dated as of July 31, 2008†(2)

10.7	Severance Agreement between Interval Acquisition Corp. and John A. Galea, dated as of July 31, 2008†(2)

10.9	Severance Agreement between Interval Acquisition Corp. and Victoria J. Kincke, dated as of July 31, 2008†(2)

10.10	Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan, as amended†(14)

10.11	Lease Agreement between Interval International, Inc., as Lessee, and Frank Guilford, Jr., effective November 1, 1999, as amended(2)

10.12	Deferred Compensation Plan for Non-Employee Directors†(2)

10.15	Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among IAC/InterActiveCorp, Interval Leisure Group, Inc., Liberty Media Corporation and Liberty USA Holdings, LLC(1)

10.16	Registration Rights Agreement, dated as of August 20, 2008, among Interval Leisure Group, Inc., Liberty Media Corporation and Liberty USA Holdings, LLC(1)

10.18	Employment Agreement between Interval Leisure Group, Inc. and William L. Harvey, dated as of August 25, 2008†(1)

10.20	Form of Amendment to Employment Agreement between the Registrant and each of Craig M. Nash, Jeanette E. Marbert and William L. Harvey†(4)

10.21	Form of Terms and Conditions of Annual Vesting Restricted Stock Units under the Interval Leisure Group, Inc 2008 Stock and Annual Incentive Plan†(5)

10.22	Form of Terms and Conditions of Cliff Performance Restricted Stock Units under the Interval Leisure Group, Inc 2008 Stock and Annual Incentive Plan†(5)

10.23	Second Amendment to Employment Agreement, dated June 18, 2009 between the Registrant and Craig M. Nash†(7)

10.24	Second Amendment to Employment Agreement, dated June 18, 2009 between the Registrant and Jeanette E. Marbert†(7)

10.25	Second Amendment to Employment Agreement, dated June 18, 2009 between the Registrant and William L. Harvey†(7)

10.26	Form of Terms and Conditions of Director Restricted Stock Units under the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan† (9)

10.27	Form of Terms and Conditions of Performance Restricted Stock Units under the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan.†(10)

10.28	Form of Terms and Conditions of TSR Performance Restricted Stock Units under the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan.†(12)

10.29

Amended and Restated Credit Agreement among Interval Acquisition Corp, as Borrower, Interval Leisure Group, Inc., Certain Subsidiaries of the Borrower, as Guarantors, The Lenders Party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent; Bank of America, N.A., PNC Bank, National Association, and SunTrust Bank, each as a Syndication Agent; Fifth Third Bank, KeyBank National Association, and Union Bank, N.A., each as a Documentation Agent; and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. as Joint Lead Arrangers and Joint Bookrunners, dated as of June 21, 2012(13)

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of the General Counsel of Interval Leisure Group, Inc. (included in Exhibit 5.1)*

24.1*	Power of Attorney (included in signature page)

†                                         Reflects management contracts and management and director compensatory plans

*                                         Filed Herewith.

(1)                                 Incorporated herein by reference to ILG’s Current Report on Form 8-K filed on August 25, 2008.

(2)                                 Incorporated herein by reference to ILG’s Registration Statement on Form S-1 (File No. 333-152699).

(3)                                 Incorporated by reference to Exhibit 10.1 to IAC/InterActiveCorp’s Current Report on Form 8-K (SEC File No. 0-20570) dated May 16, 2008.

(4)                                 Incorporated herein by reference to ILG’s Current Report on Form 8-K filed on January 5, 2009.

(5)                                 Incorporated herein by reference to ILG’s Quarterly Report on Form 10-Q filed on May 14, 2009.

(6)                                 Incorporated herein by reference to ILG’s Current Report on Form 8-K filed on June 11, 2009.

(7)                                 Incorporated herein by reference to ILG’s Current Report on Form 8-K filed on June 19, 2009.

(8)                                 Incorporated herein by reference to ILG’s Quarterly Report on Form 10-Q filed on August 11, 2009.

(9)                                 Incorporated herein by reference to ILG’s Quarterly Report on Form 10-Q filed on August 6, 2010.

(10)                          Incorporated herein by reference to ILG’s Current Report on Form 8-K filed on March 8, 2011.

(11)                          Incorporated herein by reference to ILG’s Current Report on Form 8-K field on December 14, 2011.

(12)                          Incorporated herein by reference to ILG’s Annual Report on Form 10-K filed on March 9, 2012.

(13)                          Incorporated herein by reference to ILG’s Current Report on Form 8-K filed on June 21, 2012.

(14)                          Incorporated herein by reference to ILG’s Annual Report on Form 10-K filed on February 28, 2013.